EXHIBIT 99.1
C&F FINANCIAL CORPORATION

Thursday, April 25, 2013

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation
Announces Record First Quarter Net Income

West Point, Va., April 25, 2013—C&F Financial Corporation (NASDAQ:  CFFI), the one-bank holding company for C&F Bank, today reported net income of $4.0 million for the first quarter of 2013, compared with $3.8 million for the first quarter of 2012, a 6.00 percent increase.  Net income available to common shareholders for the first quarter of 2013 was $4.0 million, or $1.19 per common share assuming dilution, compared with $3.6 million, or $1.11 per common share assuming dilution, for the first quarter of 2012.

For the first quarter of 2013, the corporation’s return on average common equity and return on average assets, on an annualized basis, were 15.46 percent and 1.64 percent, respectively, compared to 16.73 percent and 1.60 percent, respectively, for the first quarter of 2012.

“We are very pleased to report net income of $4.0 million for the corporation’s first quarter of 2013,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation.  “All three of our major business segments were profitable in the first quarter of 2013. As compared to the same period in 2012, net income increased $389,000 to $696,000 at the retail banking segment and $128,000 to $546,000 at the mortgage banking segment.  Although the consumer finance segment’s net income declined slightly, it still reported strong results with net income of $3.1 million for the first quarter of 2013, compared to $3.3 million for the first quarter of 2012.”

“The retail banking segment’s net income benefited from (1) the effects of the continued low interest rate environment on the cost of deposits, (2) lower loan loss provision expense, (3) increased overdraft protection fees, and (4) lower expenses due to the disposition of foreclosed properties,” said Dillon.  “Offsetting these benefits was a decline in the retail banking segment’s loans to nonaffiliates resulting from weak loan demand in our markets in the current economic environment and increased competition for loans in our markets. As announced earlier this month, Gail Letts, former President and Chief Executive Officer of the Central Virginia Region of Suntrust Bank, has been named C&F Bank’s new Richmond Regional President. With the addition of Gail, we are taking steps to create a high-performing team to grow the Bank’s commercial and small business loan portfolios, diversify our loan portfolio, and expand our deposit base in the Richmond markets.”

“The retail banking segment’s nonperforming assets at March 31, 2013 declined $6.0 million, or 34 percent, since December 31, 2012. The decline was primarily a result of the sale of notes relating to one commercial relationship. While this note sale resulted in a $2.1 million charge-off, it will reduce both time and expenses associated with our largest problem asset. Loss reserves that had previously been recorded for this relationship were adequate to cover the charge-off. The Bank’s allowance for loan losses as a percentage of total loans was 2.84 percent at March 31, 2013 compared to 3.38 percent at December 31, 2012.”

EXHIBIT 99.1
C&F FINANCIAL CORPORATION

Thursday, April 25, 2013

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

“The mortgage banking segment’s net income primarily benefited from an increase in gains on sales of loans and ancillary fees resulting from higher loan production and loan sales during the first quarter of 2013, compared to the same period of 2012. As a result of higher loan production and increased income, the mortgage banking segment incurred higher production-based and income-based compensation expenses.  Higher non-production personnel costs have also been incurred in order to manage the increasingly complex regulatory environment in which the mortgage banking segment operates.”

“The consumer finance segment’s net income for the first quarter of 2013 continued to benefit from loan growth and the low funding costs on its variable-rate borrowings. The consumer finance segment’s average loans outstanding increased 12.8 percent during the first quarter of 2013, compared to the first quarter of 2012. These benefits were offset by an increase in the loan loss provision primarily resulting from higher charge-offs during the first quarter of 2013, compared to the same period in 2012. This increase in charge-offs was a result of the continued weak economic and employment conditions and a decline in the resale value of repossessed vehicles. The consumer finance segment’s earnings during the first quarter of 2013 were further affected by (1) a decline in average loan yields in response to loan pricing strategies used by competitors to grow market share in automobile financing, and (2) increased personnel expenses incurred to support loan growth and segment expansion into new markets.”

“Given the corporation’s strong financial performance for the first quarter of 2013, as well as the initiatives that are underway for growing the Bank’s commercial and small business loan portfolios, we are excited about the remainder of 2013,” concluded Dillon.

Retail Banking Segment.  C&F Bank’s net income was $696,000 for the first quarter of 2013, compared to net income of $307,000 for the first quarter of 2012.

The improvement in net income for the first quarter of 2013 resulted from (1) the effects of the continued low interest rate environment on the cost of deposits, (2) lower loan loss provision expense, (3) increased overdraft protection fees, and (4) lower foreclosed properties expenses due to the disposition of foreclosed properties. Partially offsetting these positive factors were the negative effects of the following:  (1) a decrease in average loans to nonaffiliates to $393.7 million for the first quarter of 2013 from $400.7 million for the first quarter of 2012, resulting from weak loan demand in the Bank’s markets in the current economic environment and intensified competition for loans in the Bank’s markets and (2) higher data processing expenses related to expanding the banking services offered to customers and improving operational efficiency.

EXHIBIT 99.1
C&F FINANCIAL CORPORATION

Thursday, April 25, 2013

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

The Bank’s nonperforming assets were $11.7 million at March 31, 2013, compared to $17.7 million at December 31, 2012.  Nonperforming assets at March 31, 2013 included $6.4 million in nonaccrual loans, compared to $11.5 million at December 31, 2012, and $5.3 million in foreclosed properties, compared to $6.2 million at December 31, 2012.  Troubled debt restructurings were $6.9 million at March 31, 2013, of which $4.7 million were included in nonaccrual loans, as compared to $16.5 million of troubled debt restructurings at December 31, 2012, of which $9.8 million were included in nonaccrual loans.  The decrease in nonaccrual loans and troubled debt restructurings was primarily a result of the sale of notes relating to one commercial relationship, $5.2 million of which was a troubled debt restructuring on nonaccrual status at December 31, 2012. This note sale resulted in a $2.1 million charge-off, which reduced the Bank’s allowance for loan losses as a percentage of total loans to 2.84 percent at March 31, 2013 from 3.38 percent at December 31, 2012. Loss reserves that had previously been recorded for this relationship were adequate to cover the charge-off. Management believes it has provided adequate loan loss reserves for the retail banking segment’s loans.  Foreclosed properties at March 31, 2013 consist of both residential and non-residential properties.  These properties are evaluated regularly and have been written down to their estimated fair values less selling costs.

Mortgage Banking Segment.  C&F Mortgage Corporation’s net income was $546,000 for the first quarter of 2013, compared to $418,000 for the first quarter of 2012.

The increase in net income for first quarter of 2013 resulted from increased gains on sales of loans and ancillary loan production fees.  Loan origination volume increased to $178.2 million in the first quarter of 2013, compared to $173.3 million in the first quarter of 2012, and loan sales volume increased to $205.5 million in the first quarter of 2013, a 14.4 percent increase compared to $179.6 million in the first quarter of 2012.  In connection with the increased originations and net income in the first quarter of 2013, the mortgage banking segment incurred higher production-based and income-based compensation expenses.  Higher non-production personnel costs have also been incurred in order to manage the increasingly complex regulatory environment in which the mortgage banking segment operates.

EXHIBIT 99.1
C&F FINANCIAL CORPORATION

Thursday, April 25, 2013

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

Consumer Finance Segment.  C&F Finance Company’s net income was $3.1 million for the first quarter of 2013, compared to $3.3 million for the first quarter of 2012.

Average loans outstanding during the first quarter of 2013 increased $31.8 million, or 12.79 percent, compared to the first quarter of 2012. Additionally, the consumer finance segment continued to benefit from the low funding costs related to its variable-rate borrowings. Offsetting these items were (1) increases in net charge-offs as a result of economic and employment conditions and lower resale prices of repossessed automobiles, which resulted in an $850,000 increase in the provision for loan losses during the first quarter of 2013, (2) a decline in average loan yields in response to loan pricing strategies used by competitors to grow market share in automobile financing, and (3) an increase in personnel expenses incurred to support loan growth and segment expansion into new markets.

The allowance for loan losses as a percentage of consumer finance loans at March 31, 2013 was 7.97 percent, compared to 7.96 percent at December 31, 2012.  Management believes that the current allowance for loan losses is adequate to absorb probable losses in the consumer finance loan portfolio.

Capital and Dividends.  The corporation’s capital and liquidity positions remain strong.  The corporation declared a quarterly cash dividend of 29 cents per common share during the first quarter of 2013.  The Board of Directors of the corporation continues to review the dividend payout ratio, which was 23.6 percent of net income available to common shareholders during the first quarter of 2013, in light of changes in economic conditions, capital levels and expected future levels of earnings.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $39.87 per share on April 24, 2013.  At March 31, 2013, the book value of the corporation was $32.10 per common share.  The corporation’s market makers include Davenport & Company LLC, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 18 offices located in Virginia, Maryland, North Carolina, Delaware and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

EXHIBIT 99.1
C&F FINANCIAL CORPORATION

Thursday, April 25, 2013

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the corporation conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the corporation’s performance. These include the following fully-taxable equivalent (“FTE”) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE, and the adjusted annualized net charge-off ratio for the combined Retail Banking and Mortgage Banking segments.

Management believes that FTE measures provide users of the corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

Management believes that the presentation of the adjusted annualized net charge-off ratio for the combined Retail Banking and Mortgage Banking segments that excludes the effect of a significant nonrecurring charge-off recognized in a single accounting period permits a comparison of asset quality related to ongoing business operations, and it is on this basis that management internally assesses the corporation’s performance and establishes goals for the future.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the corporation to evaluate and measure the corporation’s performance to the most directly comparable GAAP financial measures is presented below.

 EXHIBIT 99.1
C&F FINANCIAL CORPORATION

Thursday, April 25, 2013

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

Forward-Looking Statements.  Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives, asset quality and future actions to manage asset quality, adequacy of reserves for loan losses and capital levels. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder, (5) monetary and fiscal policies of the U.S. Government, including policies of the Treasury and the Federal Reserve Board, (6) the value of securities held in the corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the corporation’s counterparties, (14) competition from both banks and non-banks, (15) demand for financial services in the corporation’s market area, (16) technology, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the corporation’s expansion and technology initiatives, and (21) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of date of this release.

C&F Financial Corporation
Selected Financial Information
(in thousands, except for share and per share data)

Financial Condition	3/31/13	12/31/12	3/31/12
	(unaudited)		(unaudited)
Interest-bearing deposits with other banks and federal funds sold	$64,535	$17,541	$20,116
Investment securities - available for sale, at fair value	150,521	152,817	143,868
Loans held for sale, net	45,432	72,727	63,756
Loans, net:
Retail Banking segment	380,457	382,284	391,794
Mortgage Banking segment	2,348	1,947	2,047
Consumer Finance segment	258,390	256,052	232,228
Federal Home Loan Bank stock	3,525	3,744	3,767
Total assets	993,377	977,018	945,471
Deposits	696,464	686,184	660,554
Repurchase Agreements	18,612	14,139	9,798
Borrowings	148,607	148,607	148,607
Shareholders' equity	104,914	102,197	99,469

	For The
	Quarter Ended
Results of Operations	3/31/13	3/31/12
	(unaudited)
Interest income	$19,123	$18,756
Interest expense	2,148	2,839
Provision for loan losses:
Retail Banking segment	400	750
Mortgage Banking segment	30	75
Consumer Finance segment	2,750	1,900
Other operating income:
Gains on sales of loans	4,797	4,103
Other	3,397	3,280
Other operating expenses:
Salaries and employee benefits	10,165	9,742
Other	5,960	5,315
Income tax expense	1,858	1,738
Net income	4,006	3,780
Net income available to common shareholders	4,006	3,634
Earnings per common share - assuming dilution	1.19	1.11
Earnings per common share - basic	1.23	1.14

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	17,829	17,490
Interest income on securities-FTE	1,870	1,884
Total interest income-FTE	19,722	19,382
Net interest income-FTE	17,574	16,543

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	For The
	Quarter Ended
Segment Information	3/31/13	3/31/12
	(unaudited)
Net income - Retail Banking	$696	$307
Net income - Mortgage Banking	546	418
Net income - Consumer Finance	3,050	3,264
Net loss - Other and Eliminations	(286)	(209)
Mortgage loan originations - Mortgage Banking	178,174	173,296
Mortgage loans sold - Mortgage Banking	205,469	179,602

	For The
	Quarter Ended
Average Balances	3/31/13	3/31/12
	(unaudited)
Interest-bearing deposits in other banks and federal funds sold	$41,032	$15,383
Investment securities - available for sale, at amortized cost	144,197	136,193
Loans held for sale	52,607	59,421
Loans:
Retail Banking segment	393,706	400,725
Mortgage Banking segment	2,635	2,606
Consumer Finance segment	280,496	248,699
FHLB stock	3,727	3,767
Total earning assets	918,400	866,794
Total assets	978,221	925,723

Time, checking and savings deposits	580,342	551,172
Borrowings	163,985	159,017
Total interest-bearing liabilities	744,327	710,189
Demand deposits	104,837	94,394
Shareholders' equity	103,642	98,513

Asset Quality	3/31/13	12/31/12	3/31/12
	(unaudited)		(unaudited)
Retail and Mortgage Banking Segments
Nonaccrual loans* - Retail Banking	$6,354	$11,461	$13,428
Nonaccrual loans - Mortgage Banking	-	-	621
Real estate owned**- Retail Banking	5,297	6,236	5,209
Real estate owned - Mortgage Banking	-	-	-
Total nonperforming assets	$11,651	$17,697	$19,258
Accruing loans past due for 90 days or more	$362	$-	$2
Troubled debt restructurings*	$6,941	$16,492	$16,712
Total loans - Retail Banking segments	$391,571	$395,664	$405,955
Total loans - Mortgage Banking segments	$2,771	$2,340	$2,602
Allowance for loan losses - Retail Banking segments	$11,114	$13,381	$14,161
Allowance for loan losses - Mortgage Banking segments	$423	$393	$555
Nonperforming assets to loans and real estate owned	2.92%	4.38%	4.65%
Allowance for loan losses to loans - combined Retail Banking and Mortgage Banking segments	2.93%	3.46%	3.60%
Allowance for loan losses to nonaccrual loans - combined Retail Banking and Mortgage Banking segments	181.57%	120.18%	104.75%
Annualized net charge-offs to average loans - combined Retail Banking and Mortgage Banking segments***	2.69%	0.72%	0.24%

*	Nonaccrual loans include nonaccrual troubled debt restructurings of $4.66 million at 3/31/13 and $9.80 million at
12/31/12.
**	Real estate owned is recorded at its estimated fair market value less cost to sell.
***
The annualized net charge-off ratio of 2.69% for the quarter ended 3/31/13 includes a $2.1 million charge-off for one commercial relationship. This ratio is 0.62% excluding the $2.1 million charge-off. For more information about this non-GAAP financial measure, please see "Use of Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

Consumer Finance Segment
Nonaccrual loans	$675	$655	$375
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$280,774	$278,186	$252,269
Allowance for loan losses	$22,384	$22,133	$20,041
Nonaccrual consumer finance loans to total consumer finance loans	0.24%	0.24%	0.15%
Allowance for loan losses to total consumer finance loans	7.97%	7.96%	7.94%
Annualized net charge-offs to average total consumer finance loans	3.57%	2.76%	2.26%

	As Of and For The
	Quarter Ended
Other Data and Ratios	3/31/13	3/31/12
	(unaudited)
Annualized return on average assets	1.64%	1.60%
Annualized return on average common equity	15.46%	16.73%
Annualized net interest margin	7.75%	7.63%
Dividends declared per common share	$0.29	$0.26
Weighted average common shares outstanding - assuming dilution	3,371,277	3,264,975
Weighted average common shares outstanding - basic	3,266,712	3,190,518
Market value per common share at period end	$40.95	$29.76
Book value per common share at period end	$32.10	$27.97
Price to book value ratio at period end	1.28	1.06
Price to earnings ratio at period end (ttm)	8.29	7.50

C&F Financial Corporation
Reconciliation of Certain Non-GAAP Financial Measures
(in thousands)

	For The Quarter Ended
	3/31/13			3/31/12
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$17,819	$10	$17,829	$17,476	$14	$17,490
Interest income on securities	1,281	589	1,870	1,272	612	1,884
Total interest income	19,123	599	19,722	18,756	626	19,382
Net Interest income	16,975	599	17,574	15,917	626	16,543

		For The Quarter Ended
		3/31/13			3/31/12
		(unaudited)			(unaudited)
		Reported	Commercial Loan Charge-off**	Adjusted	Reported	Commercial Loan Charge-off	Adjusted
Average Retail Banking segment loans		$393,706	$-	$393,706	$400,725	$-	$400,725
Average Mortgage Banking segment loans		2,635	-	2,635	2,606	-	2,606
Average combined Retail Banking and Mortgage Banking loans	(A)	$396,341	$-	$396,341	$403,331	$-	$403,331

Net charge-offs		$2,667	$(2,056)	$611	$239	$-	$239
Annualization Factor		4	4	4	4	4	4
Annualized net charge-offs	(B)	$10,668	$(8,224)	$2,444	$956	$-	$956

Annualized net charge-offs to average loans	(B)/(A)	2.69%		0.62%	0.24%		0.24%

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Non-GAAP Financial Measures."

**	This charge-off occurred in connection with the sale of notes relating to one commercial relationship, as described in this release.